Exhibit 23.2

RISK FACTORS RELATING TO OUR FORMER INDEPENDENT AUDITORNOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act") provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On April 12, 2002, the Sequa 401(k) Plan (the "Plan") terminated the engagement of Arthur Andersen LLP ("Arthur Andersen") as its independent public accountants and engaged Ernst & Young LLP to serve as the Plan's independent public accountants. Prior to the date of this Annual Report on Form 11-K (the "Form 11-K") (which is incorporated by reference into Sequa Corporation's Registration Statement on Form S-8 No. 333-36274 (the "Form S-8")) the Arthur Andersen partner responsible for the audit of the audited financial statements of the Plan as of December 31, 2000 and for the year then ended resigned from Arthur Andersen. As a result, the Plan has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Form S-8 of its audit report with respect to the Plan's financial statements as of December 31, 2000 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act, permits the Plan to file this Form 11-K without a written consent from Arthur Andersen. However, as a result, Arthur Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you may not might not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into the Form S-8.